Exhibit 99.1

Cirrus Logic Names Synopsys’ Deirdre Hanford to Board of Directors

AUSTIN, Texas--(BUSINESS WIRE)--December 13, 2018--Cirrus Logic, Inc. (NASDAQ: CRUS) announced that Deirdre Hanford has been named to the company’s board of directors. Hanford serves as co-general manager of Synopsys’ Design Group, with shared responsibilities to drive the development and deployment of the company’s digital implementation and analog/mixed-signal product lines.

“We are extremely pleased to welcome Deirdre to the Cirrus Logic Board of Directors,” said Jason Rhode, president and chief executive officer, Cirrus Logic. “She brings extensive knowledge of the semiconductor industry through her deep experience in a variety of fields, including engineering, applications, sales and marketing. We look forward to her valuable insight and guidance as a member of the Cirrus Logic team.”

Hanford earned a bachelor of science degree in electrical engineering from Brown University and a masters of science degree in electrical engineering from UC Berkeley. Among her many achievements, in December 2017 she was named to VLSI Research’s 2017 All Stars of the Semiconductor Industry, and in 2008 she served as the Chairman of American Electronics Association. In 2001, she was named a recipient of the YWCA Tribute to Women and Industry (TWIN) Award and the Marie R. Pistilli Women in EDA Achievement Award. She currently chairs Brown University's Engineering Advisory Committee and serves on the Engineering Advisory Board for UC Berkeley's College of Engineering.

Cirrus Logic, Inc.

Cirrus Logic is a leader in high performance, low-power ICs for audio and voice signal processing applications. Cirrus Logic’s products span the entire audio signal chain, from capture to playback, providing innovative products for the world’s top smartphones, tablets, digital headsets, wearables and emerging smart home applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture. Check us out at www.cirrus.com.

CONTACT:
Media Contact:
Bill Schnell
Cirrus Logic, Inc.
(512) 851-4084
bill.schnell@cirrus.com

Angie Hatfield
Strategic Communications, Inc.
(425) 941-2895
ahatfield@strategiccom.biz